Exhibit 10.1
February 2, 2007
Mr. Hans van Houte
TRUBION PHARMACEUTICALS, INC.
2401 Fourth Avenue, Suite 1050
Seattle, Washington 98121
Dear Hans:
Please refer to the Fourth and Battery Office Lease dated April 28, 2003 and all addenda and amendments thereto (the “Office Lease” or “Lease”) for the space Trubion Pharmaceuticals (hereinafter referred to as “Trubion” or “Lessee”) occupies within the Fourth and Battery building. This letter (this “Amendment”) shall constitute an amendment to the Lease. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.
PREMISES
Effective as of the Expansion Space Effective Date (defined below), Trubion Pharmaceuticals, Inc. agrees to lease the additional space (the “Expansion Space”) of approximately 3,067 rentable square feet located on the 1st floor of the Fourth and Battery Building (location attached as Exhibit “A”) so that, from and after the Expansion Space Effective Date, the term “Premises” as defined in Paragraph 1 of your Lease (Description), shall be changed from your existing space (10th, 11th and 12th floor Premises) of 47,399 rentable square feet (“Existing Space”) to 50,466 rentable square feet. The floor plans attached as Exhibit A to the Lease will be supplemented by the floor plan of the Expansion Space attached hereto as Exhibit A. Lessor shall deliver the Expansion Space to Lessee on the Expansion Space Effective Date in the condition described in Section 2 of the Lease and the parties agreed that the rights and obligations of Lessee and Lessor set forth in Section 2 of the Lease shall apply with respect to the Expansion Space.
LEASE TERM
Lessor shall cause the lease of the current occupant of the Expansion Space to terminate as to the Expansion Space, on or prior to February 1, 2007. The term of the Lease with respect to the Expansion Space shall be seventy-five (75) months commencing February 1, 2007 (the “Expansion Space Effective Date”) and expiring April 30, 2013.
RENT
The Base Rent per rentable square foot for the Expansion Space of rentable 3,067 rentable square feet shall be at the annual rate of $19.00 for months 1 through 7; $20.00

Mr. Hans van Houte
TRUBION PHARMACEUTICALS, INC.
February 2, 2007

per rentable square foot for months 8-19; $21.00 per rentable square foot for months 2031; $22.00 per rentable square foot for months 32-43 and $23.00 per rentable square foot for months 44-75. The rent for the Existing Space shall remain as is directed in the Office Lease and earlier amendment for the full seventy-five (75) months.
The “base year” for calculating Lessee’s proportionate share of Comparison Year Costs (if any) with respect to the Expansion Space shall be the calendar year 2007 and Lessee shall have no obligation to pay its proportionate share of Operating Services and Real Estate Taxes with respect to the Expansion Space until 13 months after the Expansion Space Effective Date. The provision of Section 10 of the Lease shall apply with respect to the Expansion Space provided however that references therein to 2004 shall be deemed references to 2007 with respect to the Expansion Space. The base year for the Existing Space shall remain as is directed in the Office Lease and earlier amendment.
AS-IS, WHERE-IS
Lessee acknowledges Lessee has fully inspected the Expansion Space and, subject to the delivery requirement set forth above, accepts the Expansion Space as-is. Lessee shall not call upon Lessor to provide any modifications or improvements to the Expansion Space.
PARKING
Effective as of the Expansion Space Effective Date, Lessee shall have the right to lease three (3) additional parking spaces inside the building garage at the market rate.
PERMITTED ALTERATIONS
Lessee may construct tenant improvements in the Expansion Space generally consistent with Lessee’s other space and with Lessor’s prior approval of drawings and Lessee’s contractor.
TERMINATION OPTION
In the event Lessee leases additional space above the 1st floor of the Fourth and Battery Building of a square footage and rental rate greater than that of the 1st floor Expansion Space then Lessee may cancel its lease only of the 1stfloor Expansion Space with 30 days prior notice to Lessor.
MISCELLANEOUS
This Amendment (together with the Lease) constitutes the entire agreement between Lessor and Lessee regarding the Expansion Space and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations,

Mr. Hans van Houte
TRUBION PHARMACEUTICALS, INC.
February 2, 2007

agreements or understandings. This Amendment shall be binding upon and inure to the benefit of Lessor and Lessee and their respective heirs, legal representatives, successors and assigns. No subsequent change or addition to this Amendment shall be binding unless in writing and duly executed by both Lessor and Lessee. Except as specifically amended hereby, all of the terms and conditions of the Lease are and shall remain in full force and effect and are hereby ratified and confirmed.
Please consider this document, when fully executed, as our agreement for the amendment of your Office Lease. If you are in agreement with the above, please sign below where indicated and return all four copies to me for Martin Selig’s signature. Upon full execution, I will return two copies for your own files.
Thank you Hans, for this lease of additional space. We appreciate your tenancy with us and look forward to continuing to satisfy your office and lab space needs.
Very truly yours,
Mike Brixner
AGREED AND ACCEPTED:

SELIG REAL ESTATE HOLDINGS EIGHT, L.L.C.		TRUBION PHARMACEUTICALS, INC.

	/s/ Martin Selig	/s/ Michelle G. Burris

By:	Martin-Selig	By:	Michelle Burris
Its:	Managing Member	Its:	CFO

Dated: 2/21/07		Dated:	2/16/07

EXHIBIT A
(FOURTH & BATTERY – FLOOR 1)